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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SORL Auto Parts, Inc. and Subsidiaries
Ruian City, Zhejiang Province
People’s Republic of China

As successor by merger, effective October 1, 2009, to the registered public accounting firm Rotenberg & Co., LLP, we consent to the incorporation by reference in this Registration Statement of SORL Auto Parts, Inc. on Form S-3 of our report dated March 27, 2009, relating to the consolidated financial statements of SORL Auto Parts, Inc. and Subsidiaries (the “Company”) included in its Annual Report on Form 10-K for the year ended December 31,2008, and to the reference to our firm under the heading “Experts” in the prospectus.

EFP Rotenberg, LLP
Rochester, New York
January 6, 2010